Exhibit 10.7(a)

MUTUAL TERMINATION AND RELEASE AGREEMENT

This Mutual Termination and Release Agreement (“Release”) is entered into on January 28, 2010 (“Closing Date”) with an effective date of January 31, 2010 (“Effective Date”) between Health Discovery Corporation, a Georgia corporation (“HDC”), and DCL Medical Laboratories, LLC, a Delaware limited liability company (“DCL”), collectively referred to as the “Parties.”

WHEREAS, the Parties entered into a License and Development Agreement dated as of July 14, 2008 (the “Agreement”).

WHEREAS, each Party acknowledges that for reasons unrelated to the Agreement or the Parties’ performance thereunder, that the Agreement is no longer in their mutual strategic interest.

Therefore, the Parties to this Release have mutually agreed to completely terminate their respective obligations under the Agreement, unless otherwise provided in this Release.

NOW, for good and valuable consideration, the receipt of which is acknowledged by all Parties to this Release, the Parties agree as follows:

1.
Termination.  Neither Party will have any further obligations to the other under the Agreement and the Agreement is terminated and of no further force and effect, provided however that this Paragraph 1 shall not apply to the obligations of the Parties to: (i) indemnify and hold the other Party harmless as set forth in Article IV, Section C of the Agreement; (ii) any obligation of DCL to protect the confidentiality of HDC’s Confidential Information as set forth in Article IV, Section D(1) of the Agreement; or (iii) any obligation of HDC to return to DCL or destroy any Slides, Images, Clinical Data or DCL Confidential Information at the direction of DCL as set forth in Article IV, Section D(2) of the Agreement.

2.
Termination of Liability. Neither Party shall have any liability or obligation whatsoever to each other under the Agreement, provided however that, nothing contained herein shall  release the Parties from: (i) any obligation to indemnify and hold the other Party harmless as set forth in Article IV, Section C of the Agreement; (ii) any obligation of DCL to protect the confidentiality of HDC’s Confidential Information as set forth in Article IV, Section D(1) of the Agreement; or (iii) any obligation of HDC to return to DCL or destroy any Slides, Images, Clinical Data or DCL Confidential Information at the direction of DCL as set forth in Article IV, Section D(2) of the Agreement.

3.
Mutual Release.  As of the Effective Date, the Parties, their successors, assigns, officers, directors, employees, agents, attorneys, accountants, divisions, subsidiaries, and all corporations or other entities wholly or partially owned or controlled by each of the Parties, past or present, hereby mutually release each other from any and all claims, debts, losses, covenants, agreements, contracts, liabilities, obligations, accounts, expenses, causes of action or suits (whether accrued or not as of the Effective Date), known or unknown, past, present or in the future, arising from or in connection with the Agreement, provided however, that nothing contained herein shall release a Party and any of its affiliates from: (i) any obligation to indemnify and hold the other Party harmless as set forth in Article IV, Section C of the Agreement; (ii) any obligation of DCL to protect the confidentiality of HDC’s Confidential Information as set forth in Article IV, Section D(1) of the Agreement; or (iii) any obligation of HDC to return to DCL or destroy any Slides, Images, Clinical Data or DCL Confidential Information at the direction of DCL as set forth in Article IV, Section D(2) of the Agreement.

4.
Counterparts and Fax Signatures.  This Release may be executed by fax signature, by delivery of scanned copies or other electronic means and in multiple counterparts, each of which shall be deemed an original and all of which taken together shall be deemed to constitute a single agreement.

5.
Headings; Context. The headings of the sections and paragraphs contained in this Release are for convenience of reference only and do not form a part of and in no manner modify, interpret or construe the meaning of this Release.

6.	Benefit. This Release shall be binding upon and inure to the benefit of the Parties to this Release.

7.
Severability. Should any provision or provisions of this Release be determined to be unenforceable for any reason, or found to be in violation of any law, governmental regulation or order, such unenforceability or violation shall not affect the remaining provisions of this Release which shall continue in full force and effect and be binding upon the Parties and all entities and individuals set forth in paragraph 3 above.

8.
No Strict Construction. The language of this Release shall be construed as a whole, according to its fair, expressed and intended meaning, and not strictly for or against any of the Parties to this Release, regardless of who drafted or was principally responsible for drafting this Release or any term or condition of this Release.

9.
Attorneys Fees. Should any of the Parties to this Release institute any action, suit or arbitration to enforce this Release or to secure relief from any default or breach of this Release, the breaching, defaulting or Party (Parties) against relief is granted or awarded shall reimburse the non-breaching, non-defaulting Party (Parties) for all costs, including reasonable attorneys fees, incurred in connection with such efforts in enforcing or collecting any judgment or award entered.

10.
Governing Law, Forum, Consent to Jurisdiction and Waiver. This Release shall be construed, interpreted and governed in accordance with the laws of the State of Delaware. Each of the Parties irrevocably and unconditionally submits itself in any legal action relating to or arising in connection with this Release to the exclusive general jurisdiction of the Courts of the State of Delaware and any arbitration proceeding in the State of Delaware.

11.
Entire Agreement. This Release represents the entire agreement of the Parties relating to the subject matter set forth in this Release and supersedes and replaces any prior oral or written agreements or undertakings among or between the Parties relating to or concerning the contents of this Release. There are no other understandings, agreements, representations or warranties, written or oral, expressed or implied, except as contained in this Release. This Release may not be amended, canceled, revoked or otherwise modified except by written agreement executed by all Parties to this Release.

IN WITNESS WHEREOF, the Parties to this Release have caused this Release to be executed by their respective duly authorized officers or representatives and entered into as of the effective date set forth above.

HEALTH DISCOVERY CORPORATION

By:	/s/ R. Scott Tobin

Its:	President and General Counsel

DCL MEDICAL LABORATORIES, LLC

By:	/s/ Robert Dunn

Its:	Vice President